Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Telos Corporation
Ashburn, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252400) of Telos Corporation of our reports dated March 28, 2022, relating to the consolidated financial statements and the effectiveness of Telos Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP
McLean, Virginia
March 28, 2022